Exhibit 10.1

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MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”), dated as of August 1, 2023, the “Effective Date”) is between Sysco Los Angeles Inc. (“Lead Company”) and Gen Restaurant Group, Inc. (“Customer”).

RECITALS

A. Lead Company performs services for its customers directly and through other subsidiaries, divisions, and affiliated entities of Sysco Corporation (“Parent”) which are full-line foodservice distributors (collectively with Lead Company, “Operating Sites” and individually, each an “Operating Site”). Parent and the Operating Sites are referred to collectively as “Sysco.” The service areas of the Operating Sites, which are determined by Sysco, are collectively referred to as the “Service Area.”

B. Customer owns and operates, or manages under contract, the locations to which Sysco will be providing services (the “Customer Locations”), per the attached locations list. Customer shall be authorized to add additional locations to this Agreement upon written notice to Lead Company. “This MSA includes all of the Sysco Operating Sites within the contiguous United States and does not provide for contracted services in Hawaii or Alaska.”

AGREEMENT

1. Term and Termination.

1.1 Term. The term of this Agreement (the “Initial Term”) will begin on the Effective Date and continue for a period of three (3) years. The Initial Term will automatically renew for successive two one-year terms until either party provides the other party with not less than ninety (90) days’ prior written notice before the end of the Initial Term or the then-current renewal period (the Initial Term together with each renewal period will be referred to as the “Term”).

1.2 Termination. This Agreement may be terminated as follows: (i) by either Sysco or Customer, for the breach of any material provision by the other party with ninety (90) days’ prior written notice from Customer describing such failure, unless such failure is cured within such ninety (90)-day period; (ii) by Sysco, immediately (1) for Customer’s failure to pay any amounts due to Sysco, unless such failure is cured within such fifteen (15)-days following written notice by Sysco; (iii) by Sysco, upon not less than sixty (60) days’ prior written notice to Customer if Sysco properly determines that the assumptions in Section 3.1.3 are not materially met; and (iv) by either Sysco with one hundred and eighty (180) days’ prior written notice or Customer at any time with ninety (90) days prior written notice. Upon termination, Customer agrees to fully comply with all of its respective obligations under this Agreement, including, without limitation the obligation to pay all invoices at the earlier of (a) the time they are due or (b) two (2) weeks from the date of termination.

2. Appointment of Distributor and Margin Schedule. Each Customer Location will purchase from Sysco at least 80% of the dollar volume of its purchase requirements for products (“Products”) in each committed Product category stated in the margin schedule set forth in Schedule I (the “Margin Schedule”). The Operating Sites have no obligation to serve any location under this Agreement unless such location is located within the delivering Operating Site’s Service Area and satisfies that Operating Site’s credit criteria. This Agreement does not apply to Customer’s purchases directly from entities that are controlled directly or indirectly by Sysco Corporation (“Affiliates”) that do not operate a full-line foodservice distribution business (“Specialty Companies”). Under certain circumstances, Customer may purchase directly from a Specialty Company but is billed by an Operating Site for such Specialty Company. For the avoidance of doubt, such purchases are considered direct purchases from the Specialty Company and are not subject to this Agreement. For this Agreement, “Affiliate” also includes Sysco’s merchandising services affiliate, currently, Sysco Merchandising and Supply Chain Services, Inc., and its successors (collectively, “SMS’’).

3. Pricing and Deliveries.

3.1 Calculation of Sell Price. Except as otherwise set forth in this Agreement, the sell price for all Products (the “Sell Price”) will be calculated based on Cost (as defined in Schedule 2) and a fee to the delivering Operating Site (the “Distribution Charge”), calculated as described below.

3.1.1 Margin on Sell. For Products subject to margin pricing, the Sell Price will equal (i) the Cost of such Product divided by (ii) the difference between 100% and the margin percentage specified in Schedule 1, less (iii) Supplier Allowances.

3. 1.2 Market Pricing. For Products subject to market pricing as indicated in Schedule 1, the Sell Price is the prevailing market price, as determined by the delivering Operating Site for its respective Service Area.

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3.1.3 Customer Representations. Pricing under this Agreement is predicated on the conditions below.

Annual Purchase Volume	Not less than	$40,000,000
Average Order Size	Not less than	$15,250
Number of Deliveries per week	No more than	2
Maximum Number of Proprietary Items per Operating Site		60

3.2 Inventory. Sysco will maintain three (3) weeks of inventory for each restaurant at Sysco’s Operating Sites. As deliveries are made, Sysco will select the inventory to be used on a First-in First-out (FIFO) basis.

3.3 Customer Incentives. The delivering Operating Site will pay the incentives described in Schedule 3. Customer represents that throughout the Term the payment of incentives provided under this Agreement is permitted under law and each agreement Customer has in place. Customer will defend, indemnify, and hold harmless Sysco from all loss, damage, or liability arising out of any material breach of this representation, including reasonable attorneys’ fees and expenses. Customer will further repay to Sysco any incentives paid with respect to the sale of Product if Sysco does not receive payment for such Product. This indemnity will survive the expiration or termination of this Agreement.

3.4 Sales, Use or Other Taxes, Fees, and Assessments. Customer will bear all transaction taxes or fees on Products (or services), including, but not limited to, sales, excise, use, value added, commodity, service taxes, consumption and business taxes, beverage and recyclable beverage containers taxes, business occupational, privilege, and similar taxes or fees (collectively, “Pass-Through Assessments”). Customer will timely reimburse the Operating Sites for any Pass-Through Assessments (including any interest, levies, and penalties if the assessment is not the result of Sysco error) if such Pass-Through Assessments were determined after an invoice was issued. The Operating Sites will not charge Pass-Through Assessments if Customer, on or before the date of a sale, to the satisfaction of the Operating Sites, provides a complete and valid exemption certificate, any additional tax documents, or support acceptable to the applicable authority. For transactions prior to the Operating Sites’ receipt of exemption documents, Operating Sites will not refund tax charged up until that receipt date.

3.5 Deliveries. Notwithstanding anything in the Master Service Agreement to the contrary, all deliveries of Product shall be subject to the following:

a.	Sysco shall make two (2) deliveries per week to each Customer Location.

b.	All deliveries shall be made by Sysco during the Customer’s normal operating hours, so as to ensure the availability of Customer personnel to receive and inspect the Products.

c.	No deliveries shall be made by Sysco without the in-person receipt and inspection of the Products by authorized Customer personnel (i.e. no drop-and-go deliveries).

4. Contracted Products and Controlled Price Products.

4.1 Contracted Products. “Supplier Agreements” are agreements for which the Supplier and Customer have agreed on (i) allowances for Customer (“Supplier Allowances”) or (ii) the guaranteed cost supplier will charge Sysco for Product to be resold to Customer (“Supplier Guaranteed Distributor Cost”), which cost may be either delivered at Supplier plant or to the delivering Operating Site. All Supplier Agreements must be documented using Sysco’s supplier detail form. In determining the Sell Price under Section 3.1 of this Agreement of any Product covered by a Supplier Agreement (“Contracted Products”), the delivering Operating Site will replace Cost with Supplier Guaranteed Distributor Cost, plus, if Supplier Guaranteed Distributor Cost is not a delivered price, Applicable Freight. Supplier Agreements must allow Sysco to bill Suppliers if the Supplier Guaranteed Distributor Cost for delivered Product does not account for the cost of moving Product from the source to the delivering Operating Site, including but not limited to having freight rates below a market relevant rate or for quantities greater than Customer’s normal volume.

4.2 Controlled Price Products. There are a limited number of Products (“Controlled Price Products”) governed by agreements that establish the ultimate price at which the delivering Operating Site must sell the Product to the Customer Location (“Controlled Price Agreements”), such as bag-in-box products from Coca Cola North America and Pepsi Cola Company, and products from Ecolab, Inc.

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5. Proprietary Products.

5.1 Stocking of Proprietary Products. Each delivering Operating Site will not be required to stock more than 60 Proprietary Products. Customer will give at least thirty (30) days’ notice (or any additional days required in writing by Supplier) to each delivering Operating Site of the Proprietary Products that it wishes such Operating Site to stock. If the number of Proprietary Products stocked in any Operating Site exceeds the limit, such Operating Site has the right to increase the Sell Price for the delivery of such Proprietary Products. “Proprietary Products” are (i) Products bearing Customer’s name or logo, (ii) Products that are stocked as requested by Customer, or (iii) SYSCO® Brand Products that Customer requires must be procured from a specific supplier.

5.2 Minimum Movement. No delivering Operating Site will have an obligation to carry a Proprietary Product if all Customer Locations purchasing from such Operating Site purchase less than five (5) cases per week of that Product or the sales of such Proprietary Product in such Operating Site result in less than twelve (12) turns of such Product inventory in any twelve (12)-month period.

5.3 Hold Harmless/Insurance. Suppliers of Proprietary Products, Contracted Products, and special order Products (“Customer Directed Products”) must provide Sysco with an indemnity agreement and insurance coverage satisfactory to Sysco. If such requirements are not met and Customer still wishes for Sysco to stock such Products, Sysco will require an indemnity from Customer for such Products.

5.4 Inventory Disposition. If (i) there is no movement of a Proprietary Product or special order Product within a thirty (30) day period of time or its shelf life, whichever is shorter, at either any Operating Site or at any forward warehouse, or (ii) any Proprietary Product or special order Product is in Sysco’s inventory following termination or expiration of this Agreement (such Product in either scenario being referred to as “Obsolete Product”), Customer will purchase, or cause a third party to purchase, all Obsolete Products at Sysco’s Cost plus a reasonable transfer and warehouse handling charge no later than (a) seven (7) days for perishable Obsolete Product and (b) fourteen (14) days for dry and frozen Obsolete Product, in each case following Sysco’s written notification of non-movement or the termination/expiration of this Agreement. Subject to Sysco diligently attempting to sell such Product and mitigate losses, Customer guarantees payment for Obsolete Product purchased by a third party designated by Customer which obligation shall survive the expiration or termination of this Agreement. Payment terms will be the same as established in Section 6.1 for non-moving Obsolete Product or Section 1.2 for Obsolete Product in inventory following termination/expiration. For purposes of this Agreement, “Sysco’s Cost” is the Cost of the Product, as determined in accordance with Schedule 3, without regard to any Supplier Guaranteed Distributor Cost or Supplier Allowance.

6. Credit; Customer Financial Responsibility.

6.1 Payment Terms. Subject to the terms of the credit application, Customer payments must be received by the delivering Operating Site within forty-five (45) days of the invoice date for the first ninety (90) days, and thirty (30) days thereafter. The delivering Operating Site reserves the right to reasonably modify payment terms for Customer if the delivering Operating Site becomes aware of circumstances that may materially and adversely impact Customer’s ability to meet its financial obligations when due.

6.2 Delivery Stoppage. If Customer fails to make payment when due, Sysco may immediately, upon notice to Customer, (i) condition future deliveries upon more stringent payment terms, including, without limitation, cash in advance, the delivery of acceptable letters of credit, third party guaranties, and/or additional collateral, or (ii) cease shipment of any Products to Customer until the outstanding receivable balance is fully within terms.

6.3 Set-Off. Sysco may set off any amounts it may owe to Customer against all amounts that Customer is obligated to pay Sysco.

7. Food Safety and Ground Beef. Sysco has developed a set of stringent standards for the production and packaging of ground beef and ground veal (the “Sysco Ground Beef and Veal Safety Standards”). Sysco will not be obligated to utilize any supplier of ground beef or ground veal that does not meet the Sysco Ground Beef and Veal Safety Standards, whether or not the ground beef or ground veal supplied by such supplier has been designated by Customer as a Proprietary Product, Contracted Product or special order Product.

8. Price Audits and Price Discrepancy Reports.

8.1 Price Audits. Primary Customer will be allowed one (I) annual price audit at each delivering Operating Company for purchases made under this Agreement. If Sysco is establishing its Cost for Contracted Products at the corporate office for participating Operating Companies, then the price audit shall occur at one Operating Company location selected by Primary Customer. The price audit will consist of reviewing computer reports generated by Sysco documenting Sysco’s calculation of Customer’s invoice price and the participating Operating Company’s delivered Cost. If requested, applicable Supplier invoices and accompanying freight invoices will also be made available. Supplier invoices consist of invoices from third party suppliers or from Affiliates, SMS or a Specialty Company, as applicable. Price audit adjustments, if applicable, will be made utilizing the net of undercharges and overcharges to the Customer. Any net overcharge adjustments paid to Primary Customer that result from overcharges to Related Customers, shall be forwarded by the Primary Customer to the applicable Related Customers unless Primary Customer is otherwise legally entitled to retain such adjustments. The price audit process is subject to the following:

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8.1.1 Primary Customer must request a price audit in writing at least twenty (20) business days prior to the suggested date of the price audit and must identify not more than twenty (20) items to be price verified and the period covered;

8.1 .2 The date and time of price audit must be to the mutual agreement of Primary Customer and the delivering Operating Company;

8.1.3 The price audit will be made at the delivering Operating Company’s location;

8. 1.4 Support for the price audit may not be copied, photographed, transmitted, or removed from the delivering Operating Company location where the price audit is conducted;

8.1.5 The period for which pricing is to be verified will not begin more than three (3) months prior to the date of the price audit, and will cover only one pricing period; and

8.1.6 In no event will pricing be corrected for more than twelve (12) months prior to the date of the price audit.

8.2 Price Discrepancy Reports. During the price discrepancy reports process, Sysco will review all Contracted Product purchases for over- and under-billings and adjustments will be made accordingly. Price discrepancy reports will not involve additional on-site visits and/or access to supplier invoices. Due to the extensive time and complexity associated with computer-generated price discrepancy reports by or on behalf of Customers or any third party provider on Contracted Products, Sysco will only complete price discrepancy reports subject to the following:

8.2.1 Requests for price discrepancy reports must contain all information required by Sysco, including: (i) Sysco invoice and item information, (ii) expected Supplier Guaranteed Distributor Cost, (iii) expected Contracted Product margin, (iv) description of Supplier Agreement, (v) expected Sell Price, and (vi) invoiced Sell Price;

8.2.2 The period for which pricing is to be reviewed will not begin more than six (6) months prior to the request date of the electronic audit;

8.2.3 Only Contracted Products covered by a Supplier Agreement will be reviewed;

8.2.4 Primary Customer must allow at least thirty (30) business days to complete the review of the Price Discrepancy Report; and

8.2.5 Sysco will return the Price Discrepancy Report on the Sysco Price Discrepancy Report Form.

9. Communication.

9.1 Direct communication. Sysco will, at all times keep strong communication relationships with Customer.

9.2 Sysco shall identify a key contact within the Sysco organization. Sysco will provide service and communication during standard business hours through Centralized Customer Care (CCC), the assigned representative, and for the first 90 days aligned with Tod Ruslender VPEC and regional leadership.

10. Representations and Warranties; Limitations; Indemnity.

10.1 Exclusion of Implied Warranties and Certain Damages. Except as expressly provided in this Agreement, SYSCO MAKES NO EXPRESS OR IMPLIED WARRANTIES OF ANY KIND. Except as expressly provided in this Agreement, neither Sysco or Customer will be liable FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY SORT.

10.2 Indemnity. Each party (in context, the “Indemnitor”) will be responsible for and will defend and indemnify the other party (in context, the “Indemnitee”) for losses, damages, claims, and costs (including reasonable attorneys’ fees) (collectively, “Losses”) of the Indemnitee to the extent that the Losses are caused by or arise out of the negligence or intentional misconduct of the Indemnitor other than as limited in Section 10.1. The Indemnitee will promptly notify the Indemnitor of any Losses and cooperate with the Indemnitor in defending such Losses. The Indemnitor is entitled to defend the Losses, and the Indemnitee may participate in the defense, at their respective expenses with counsels of their choosing. These indemnities are in addition to, not in lieu of, any other indemnity set forth in this Agreement and will survive the expiration or termination of this Agreement.

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11. Miscellaneous.

11.1 Assignment. Customer may not assign this Agreement, by contract or operation of law, in whole or in part, without the prior written consent of Sysco. Any assignment without obtaining the prior written consent of Sysco will be null and void.

11.2 Confidentiality. Sysco and Customer (in context, “Recipient”) agree to keep all terms of this Agreement and related financial information (“Protected Information”) confidential, will use Protected Information solely to enable it to perform its obligations hereunder, and will not disclose any Protected Information to any third party without the prior written consent of the disclosing party (“Discloser”); provided, however, that Protected Information may be provided (i) by Recipient to its accountants, consultants and attorneys who agree to keep such information confidential, or (ii) by Sysco in enforcing Customer’s payment obligations.

11.3 Entire Agreement. The parties expressly acknowledge that (i) this Agreement, (ii) any separate confidentiality agreement between the parties, (iii) the credit applications and related agreements and guaranties, (iv) and the then-current Sysco MSA Policies contain the entire agreement of the parties and supersede any prior arrangements between the parties with respect to such relationship. This Agreement may only be amended by a written document signed by each of the parties.

11.4 Notices. Any written notice required by this Agreement may be given by personal delivery, first class mail, or overnight delivery service. Notices given by personal delivery will be effective on delivery, by overnight service on the next business day, or by first class mail five (5) business days after mailing. The address of each party is set forth in the signature page. Copies of all notices to be given or served on Customer shall also be sent by email concurrently to Tom Croal at tomcroal@genbbqoffice.com. David Kim at davidk20xx@gmail.com and Jonathan Marshall at marshall@mpplegal.com

11.5 Force Majeure and Disaster Recovery. Sysco will be excused for delays in performance or failure to perform any of its obligations if such delay or failure is caused by reason of labor disputes, strikes, fire, flood, accident, significant acts of God weather events (hurricanes, tornadoes, or tropical storms), civil disturbances, war, and terrorism (each, a “Force Majeure Event”). Prioritization of distribution services by Sysco during any Force Majeure Event will favor healthcare customers and, as among such customers, healthcare customers that have previously entered into disaster recovery arrangements with Sysco.

11.6 Survival of Terms. The sections of this Agreement that by their nature are intended to survive, including but not limited to indemnification, waiver of jury trial, payment, limitations on damages and warranties, and confidentiality will survive the expiration or termination of this Agreement.

11.7 Governing Law. This Agreement and the rights and obligations of the parties will be construed in accordance with the laws of the state where Lead Company’s facility is located as shown on the signature page of this Agreement, without giving effect to any choice or conflict of law provision or rule.

11.8 Waiver of Right to Jury Trial. Each party waives its right to jury trial with respect to any disputes, claims or controversies of any kind under this Agreement.

11.9 No Agency Relationship. This Agreement does not establish a general agency, employment relationship, partnership, or joint venture, and neither party may obligate the other except as expressly provided.

11.10 Authority. Each of the signers of this Agreement agrees to the terms and conditions of this Agreement on behalf of signer’s organization. The undersigned is fully authorized to sign this Agreement on behalf of the organization represented, and such organization is bound by this Agreement.

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Executed as of the date set forth at the beginning of this Agreement.

Sysco Los Angeles, Inc.

Sysco Los Angeles, Inc.	By:	/s/ Brett Berglund
	Name:	Brett Berglund
	Title:	Region President

Copy to:

Sysco Corporation

1390 Enclave Parkway

Houston, Texas 77077-2099

Attention:       Legal Department

Telephone:

Facsimile:

GEN RESTAURANT GROUP, INC.

Gen Restaurant Group, Inc.		By:	/s/ David Kim
		Name:	David Kim
Attention:	Tom Croal	Title:	Chairman & Chief Executive Officer
Telephone:

Copy to:

Marshall Presley & Pipal PLLC

1203 S. White Chapel Blvd., Ste 250

Southlake, Texas 76092

Attention:	Jonathan Marshall
Telephone:
Facsimile:
Schedule Index

Schedule 1	Margin Schedule
Schedule 2	Cost and Merchandising Services
Schedule 3	Customer Incentive Programs
Schedule 4	Customer Locations List

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SCHEDULE 1 TO MASTER SERVICES AGREEMENT

Margin Schedule

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LCC MSA v2019-Single Payor	Schedule 1	CONFIDENTIAL

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SCHEDULE 2 TO MASTER SERVICES AGREEMENT

Cost and Merchandising Services

Definition of Cost. Except where Customer has agreed with a Supplier (as defined below) to purchase certain Products as described in Section 4.1, “Cost” is defined as the cost of the Product as shown on the invoice to, or confirmed purchase order (“Confirmed PO”) received by, the delivering Operating Site, plus, if the price on such invoice or Confirmed PO, as the case may be, is not a delivered price, Applicable Freight (defined below). The invoice or Confirmed PO used to determine Cost of a Product will be an invoice issued to the delivering Operating Site from, or a Confirmed PO issued from the delivering Operating Site to, the seller of such Product which may include suppliers, brokers, growers, packers, manufacturers, redistributors, consolidators, Affiliates (including SMS) or any other source of Products (collectively, “Supplier”). Suppliers (including SMS and other Affiliates) set invoice prices of Products sold to the delivering Operating Site and may include an amount that reflects Earned Income for Merchandising Services (as such terms are defined below). In addition, for certain commodity products like produce, SMS and other Affiliates may use replacement cost or current market average cost as its cost to the delivering Operating Site. Cost will not be reduced by Earned Income or cash discounts.

“Applicable Freight” means a per-case freight charge based on market conditions for moving products from the source to the delivering Operating Site. Applicable Freight charges may include: (i) common or contract carrier charges billed by any Supplier or a third party; (ii) common or contract carrier charges billed by Sysco’s freight management service (“FMS’’) for third party carriage arranged by FMS; (iii) charges billed by FMS for shipments back hauled on trucks owned or leased by Sysco or Affiliates; or (iv) charges such as fuel surcharges, cross-dock charges, unloading and restacking charges, container charges, air freight charges and other similar charges not included in Supplier’s invoice cost that are required to bring Product into the delivering Operating Site’s warehouse. Customer acknowledges that Sysco may manage freight (through FMS or otherwise) and may charge Applicable Freight, which may include an amount in excess of the costs incurred in arranging the transportation that reflects compensation for managing freight; provided that Applicable Freight for any Product will not exceed (i) the Supplier’s normal freight charge to the receiving Operating Site to ship normal quantity requirements of such Product (including a freight charge that is part of a delivered price) or (ii) if the Supplier does not provide freight service, the rate normally payable by the Operating Site for inbound shipments of a similar quantity of Product.

Merchandising Services. Sysco Corporation and Affiliates, including SMS and Operating Sites, perform value-added services for Suppliers of SYSCO® Brand and other Products (“Merchandising Services”). These services include, but are not limited to, (i) supply chain services such as consolidation of Operating Site purchases from Suppliers, management of Supplier ordering processes, consolidation of payments by Operating Sites to Suppliers, processing claims by Operating Sites for Product loss and shortages, advanced inventory management, freight consolidation and management and other services associated with management of the total supply chain, (ii) quality assurance, and (iii) regional and national marketing and performance-based product marketing. Sysco and Affiliates, including SMS, may recover the costs of providing Merchandising Services, may be compensated for these services and may retain any savings they may receive throughout the supply chain by utilizing their expertise, resources, and capital, a portion of which is used to offset expenses already incurred. Sysco considers such cost recovery, compensation, and retained savings for Merchandising Services to be earned income (“Earned Income”). Earned Income takes many forms including promotional allowances, volume discounts, growth programs, marketing programs, and any other payments from Suppliers and may be provided through rebates or other payments from the Supplier or through net pricing from Suppliers that reflects such Earned Income. Sysco may retain Earned Income, receipt of which does not reduce the Cost or Sell Price of any Product. Earned Income does not include manufacturer promotional allowances for the period of the promotion that are intended to be passed along to Customer and are shown on the face of the invoices used to determine Cost.

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SCHEDULE 3 TO MASTER SERVICES AGREEMENT

Customer Incentive Programs

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SCHEDULE 4 TO MASTER SERVICES AGREEMENT

Customer Locations List

1	GEN Tustin	17741 Newport Ave, Tustin, CA 92780

2	GEN Huntington Beach	16300 Beach Blvd, Westminster, CA 92683

3	GEN Alhambra	68 W. Main St., Alhambra, CA 91801

4	GEN Oxnard	2721 Seaglass Way., Oxnard, CA 93036

5	GEN Cerritos	11472 South St., Cerritos, CA 90703

6	GEN Torrance	24301 Crenshaw Blvd., Torrance CA 90505

7	GEN Rancho Cucamonga	11837 E. Foothill Blvd. Ste A, Rancho Cucamonga, CA 91730

8	GEN San Jose	1628 Hostetter Rd. Ste. F, San Jose, CA 95131

9	GEN Henderson	1300 W. Sunset Road, Henderson, NV 89014

10	GEN West Covina	300 S. California Ave, West Covina, CA 91790

11	GEN Corona	390 N. McKinley St., Corona, CA 92879

12	GEN Northridge	10151 Reseda Blvd., Northridge, CA 91324

13	GEN Chino Hills	3370 Grand Ave., Chino Hills, CA 91709

14	GEN Carrollton	2540 Old Denton Rd. Ste 134, Carrollton, TX 75006

15	GEN Glendale	126 N. Artsakh Ave, Glendale, CA 91206

16	GEN Fullerton	1300 S. Harbor Blvd, Fullerton, CA 92832

17	GEN Fremont	43476 Boscell Rd., Fremont, CA 94538

18	GEN Tempe	2000 E. Rio Salado Pkwy., Tempe, AZ 85281

19	GEN Sahara	5125 W. Sahara Ave, Las Vegas, NV 89146

20	GEN Concord	1353 Willow Pass Rd., Concord, CA 94520

21	GEN Westgate	1554 Saratoga Ave. #401, San Jose, CA 95129

22	GEN San Diego	10765 Westview Pkwy., San Diego, CA 92126

23	GEN Mountain View	2540 W El Camino Real, Mountain View, CA 94040

24	GEN Sacramento	1689 Arden Way Ste. 1148, Sacramento, CA 95815

25	GEN Frisco	9292 Warren Parkway Suite 150, Frisco, TX 75034

26	GEN Houston	3201 Louisiana Street, Ste. 101, Houston, TX 77006

27	GEN Webster	18299 Egret Bay Blvd. Suite B, Webster, TX 77058

28	GEN Miracle Mile	3663 S. Las Vegas Blvd Suite #580, Las Vegas, NV 89109

29	GEN Manhattan	152 E. 14th St. Manhattan, NY 10003

30	GEN Chandler	1852 W. Chandler BLVD, Chandler, AZ, 85224

31	GEN Fort Lauderdale	1301 E Las Olas Blvd., Bay #150, Fort Lauderdale, FL 33301

LCC MSA v2019-Single Payor	Schedule 4	CONFIDENTIAL